PROMISSORY NOTE

     FOR THE VALUE RECEIVED, Mountain States Capital, Inc.("Borrower"), an Arizona Corporation, hereby jointly and severally promise to pay to the order of The Heritage West Preferred Securities Income Fund ("Lender"), whose principal place of business is located at 3550 North Central Avenue Suite 1800, in the city of Phoenix, state of Arizona the sum of five hundred thousand dollars $500,000), together with interest thereon at the rate of 18% per annum (1.5% per month) on the unpaid principal as follows: all accrued interest on or before the last day of July and August 2000 and the remaining outstanding principal and interest balance on or before the last day of September 2000.

     This Note may be prepaid, at any time, in whole or in part, without penalty. All payments shall be first applied to interest and the balance of the payment to principal.

     Borrower agrees to pay any commissions due and owing to any third party as a result of this Note.

     Borrower waives demand and presentment for payment, protest, notice of protest and notice of nonpayment. In the event this Note shall be in default, Borrower agrees to pay all reasonable attorney fees and costs of collection.

     Any extension, modification, waiver, or other indulgence or discharge or release of this Note must be in writing. This Note be construed, governed and enforced in accordance with the laws of the State of Arizona.

/s/ Chad Collins                                                       6/29/00
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Chad Collins, President, Mountain States Capital, Inc.              Date


/s/ Craig Jolly                                                        6/29/00
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Craig Jolly, The Heritage West Preferred Securities Income Fund     Date